MONMOUTH REAL ESTATE INVESTMENT CORPORATION

JUNIPER BUSINESS PLAZA

3499 ROUTE 9 NORTH, SUITE 3-D

FREEHOLD, NEW JERSEY 07728

A Public REIT Since 1968

INTERNET:	(732) 577-9996	EMAIL:
www.mreic.reit	FAX: (732) 577-9981	mreic@mreic.com

FOR IMMEDIATE RELEASE	November 30, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

SAVANNAH, GA

Freehold, New Jersey…. November 30, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 126,520 square foot industrial building located at 505 Morgan Lakes Industrial Boulevard, Savannah, GA at a purchase price of $27,832,781. The property is net-leased for 10 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 29 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this new acquisition. The Port of Savannah is a primary distribution center for the U.S. and represents a growing market for Monmouth. The Port of Savannah is the fourth largest port in the U.S. and is the fastest growing port in North America. This strong growth has been the direct result of the recently expanded Panama Canal. With this acquisition, during our first fiscal quarter we have grown our high-quality portfolio by approximately 500,000 square feet, situated on 100 acres, for a total cost of $113.1 million. This growth consists of two properties leased long-term to investment grade tenants. Fiscal 2019 is off to an excellent start.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 113 properties containing a total of approximately 21.6 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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